Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-171106) of Miller Energy Resources, Inc. of our report dated July 25, 2010 related to the consolidated balance sheet of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended appearing in Miller Energy Resources, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2012.

/s/ Sherb & Co., LLP
New York, New York
July 16, 2012